SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-A
                For Registration of Certain Classes of Securities
                     Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934

                              CONDOR CAPITAL, INC.
                              --------------------
             (Exact name of registrant as specified in its charter)

               Colorado                                   84-1075696
               --------                                   ----------
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

 8891 East Easter Place, Englewood, CO                       80112
 -------------------------------------                       -----
(Address of principal executive offices)                   (Zip Code)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. |_|

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. |_|

If this Form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |_|

If this Form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |X|

Securities  Act  registration  statement file number to which this Form relates:
N/A (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class                Name of each exchange on which
          to be so registered                each class is to be registered

                None
  -----------------------------------      -----------------------------------

  -----------------------------------      -----------------------------------

  -----------------------------------      -----------------------------------

Securities to be registered pursuant to Section 12(g) of the Act:

                           Common Stock, no par value
                           --------------------------
                                (Title of class)

--------------------------------------------------------------------------------
                                (Title of class)

Item 1. Description of Registrant's Securities to be Registered.
        --------------------------------------------------------

     The securities to be registered consist of the Registrant's class of no par value common stock. Each outstanding share of the common stock is entitled to one vote, either in person or by proxy, in all matters which may be voted upon by the holders thereof at a meeting of the shareholders. Holders of the common stock are entitled to such dividends as may be declared by the Board of Directors but subject to the rights of the holders of any Preferred Stock, and in the event of liquidation, dissolution or winding up of the Registrant, holders are entitled to receive on a pro rata basis all assets of the Registrant remaining after satisfaction of all liabilities and after satisfaction of all obligations to the holders of any preferred stock of the Registrant which may then be outstanding. Holders of the common stock have no pre-emptive rights to purchase additional shares of any class of the Registrant's capital stock in the event of any subsequent offering.

     Pursuant to authority granted in the Registrant's Articles of Incorporation, as amended, the Board of Directors has the right upon adoption of a resolution to issue one or more series of preferred stock. The issuance of any such preferred stock may act to delay, defer or prevent a change in control of the Registrant. This description of the common stock is not complete. Reference is made to the Registrant's Articles of Incorporation, as amended and Bylaws, which have been previously filed and which are identified in Item 2 below.

Item 2. Exhibits.
        ---------

     Exhibits required to be filed as part of this Registration Statement are hereby incorporated by reference pursuant to Rule 12(b)-32 as promulgated under the Securities Exchange Act of 1934, as amended, from the Registrant's Form 10-KSB filed by the Registrant on May 29, 1998:

     1.   Specimen certificate for common stock.

     2.   Articles of Incorporation of the Registrant as amended.

     3.   Bylaws of the Registrant.

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                            CONDOR CAPITAL, INC.


                                            By: /s/ Robert D. Hirsekorn
                                            ---------------------------
                                            Robert D. Hirsekorn, President

                                            Date: October 19, 1999